Exhibit 99.1

Inland Real Estate Income Trust, Inc. 2901 Butterfield Road Oak Brook, IL 60523 800.826.8228 inland-investments.com

January 10, 2022

Dear Fellow Stockholder:

I am pleased to share the payment of a distribution for the fourth quarter of 2021 for stockholders of Inland Real Estate Income Trust, Inc. (“we,” “Inland Income Trust” or the “Company”). A cash distribution of

$0.1356 per share was paid on or around January 7 to stockholders of record as of December 31, 2021.

The Company ended 2021 on a high note, with all proposed charter changes approved on December 2, 2021 at the Company’s reconvened 2021 annual meeting. This is good news as we believe these charter changes will provide the Company with greater flexibility in pursuing liquidity for our stockholders, as expressed in our strategic plan, including a potential listing on a national securities exchange.

Bloomberg has presented a positive outlook for retail REITS in 2022. According to Bloomberg, two opportunities exist within retail – occupancy and demand. Retail REITs that own above-average quality assets are expected to bring occupancy back to pre-pandemic levels by year-end 2022. Demand appears strong for convenience-oriented, grocery-anchored strip centers – the type of properties owned by Inland Income Trust. According to Bloomberg, owners of these property types may be able to raise both occupancy and rental rates in 2022, with a focus on filling smaller shop spaces that typically bring in average rents about double that of larger tenants.1 For decades, grocery-anchored centers have been referred to as “recession-resistant” – after all, people have to eat, even during economic downturns. Today, however, properties that include grocers that are adaptable and have the vision needed to withstand disruptions such as increased demand for home delivery and order pick-up have been described as pandemic-resistant as well as recession-resistant.2

As of September 30, 2021, our primarily grocery-anchored portfolio was comprised of 44 shopping centers located in 21 states, totaling approximately 6.48 million square feet, and our well-located centers were 94.6 percent occupied (economic occupancy) by 707 tenants. We are pleased to note that our high occupancy continued throughout 2020 and 2021.

We continue to closely monitor the impact of the pandemic on all aspects of our business and locations, including how it is impacting our tenants and vendors. In order to maintain high occupancy, the Company entered into rent deferrals and abatements, and lease modifications, with a number of tenants early during the pandemic in order to maintain occupancy and maximize financial performance. These deferrals, rent abatements and modifications have proven effective in helping our tenants endure the economic impacts of the pandemic on their businesses. As of September 30, 2021, our deferred rent balance was $0.8 million, down from $4.5 million at December 31, 2020.

With consumer spending forecasted to rise in 2022, as a buildup of personal savings during the pandemic is released,3 we have measured optimism about the future of retail real estate and believe the Inland Income Trust portfolio is well-positioned. Of course, we cannot predict the future impact that the pandemic could have on our Company, which is inherently uncertain. We expect to continue exploring possibilities for a liquidity event for our stockholders and I look forward to sharing our progress along the way.

We thank you for your confidence and support of our plans for the Company. Please contact your financial professional or call our Investor Services team at 800-826-8228 if you have any questions about your investment.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mitchell Sabshon

President and Chief Executive Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor

1 Bloomberg. 2022 Outlook Retail REIT. December 7, 2021.

2 WealthManagement. Investors Eye Grocery-Anchored Centers for Risk-Adjusted Returns. November 29, 2021.

3 CBRE. 2022 U.S. Real Estate Market Outlook. December 2021.

Cautionary Note Regarding Forward-Looking Statements

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "potential”, “may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, the effects of the COVID-19 pandemic and measures taken to combat it, competition with our tenants from internet businesses, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K for the year ended December 31, 2020 filed on March 18, 2021 and subsequent reports on Form 10-Q filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Trademarks

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate- related companies for more than 50 years.

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